AMENDED AND RESTATED MULTIPLE CLASS PLAN
GUGGENHEIM FUNDS TRUST
February 10, 2015

1.The Plan. This Plan is the written multiple class plan for Guggenheim Funds Trust (the “Trust”) and its underlying series (the “Funds”). The term “Distributor” shall mean the then current principal underwriter of a Fund and the term “Advisor” shall mean the then current principal investment advisor of a Fund. It is the written plan contemplated by Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”), pursuant to which the Funds may issue multiple classes of shares and currently may issue Class A, B, C, Institutional, P and R6 shares, as set forth in the Trust’s Declaration of Trust and the Funds’ prospectuses. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in the Rule.

2.Features of the Classes. Each class of a Fund shall represent an equal pro rata interest in such Fund and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that each class, as set forth herein and in the Funds’ prospectuses:

(i)shall have a different designation and different arrangements for shareholder services or the distribution of securities or both;

(ii)shall bear any Class Expenses as defined below;

(iii)shall have exclusive voting rights on any matters that relate solely to that class’s arrangements, including, without limitation, voting with respect to a 12b-1 Plan for that class; and

(iv)shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

Certain classes have adopted a service plan or distribution and service plan pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plan”), and shall pay all of the expenses incurred pursuant to that arrangement. Expenses incurred in connection with a class’s 12b-1 Plan are referred to herein as “Class Expenses.”

Because Class Expenses may be accrued at different rates for each class of a Fund, dividends distributable to shareholders and net asset values per share may differ for shares of different classes of the same Fund.

3.Allocations of Income and Expenses. The gross income of each Fund, and expenses of each Fund other than Class Expenses, are allocated among the classes on the basis of the relative net assets of each class of such Fund. Each class of shares may at the Trustees’ discretion also pay a different share of expenses, not including advisory fees or other expenses related to management of the Fund’s assets, if such expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than that of other classes (those expenses also are “Class Expenses” for purposes of this Plan). The Funds currently allocate by class the following expenses that are actually incurred in a different amount by each class: the account set-up, annual maintenance and transaction charges incurred under the Funds’ Transfer Agency Agreements.

4.Fee Waivers and Reimbursements. The Advisor may waive or reimburse its management fee in whole or in part provided that the fee is waived or reimbursed to all shares of a Fund in proportion to their relative average daily net asset values.
The Advisor, or an entity related to the Advisor, who charges a fee for a Class Expense may waive or reimburse that fee or reimburse other Class Expenses in whole or in part.

The Distributor of a Fund may waive or reimburse a Rule 12b-1 Plan fee in whole or in part.

5.Exchange Privileges. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund, or as otherwise described in the Fund’s prospectus, based upon each Fund’s relative net asset value per share. Shareholders may also exchange shares of one class of a Fund for shares of the U.S. Government Money Market Fund (the “Money Market Fund”). Any applicable contingent deferred sales charge will be calculated from the date of initial purchase without regard to the time that shares are invested in the Money Market Fund. Because the Money Market Fund does not impose a sales charge, any exchange of Money Market Fund shares acquired through direct purchase will be based upon the respective net asset values of the shares involved and subject to any applicable sales charges.

6.Conversions of Shares. Class B shares automatically convert to Class A shares on the eighth anniversary of purchase. This is advantageous because Class A shares are subject to a lower distribution fee than Class B shares. A pro rata amount of Class B shares purchased through the reinvestment of dividends or other distributions is also converted to Class A shares each time that shares purchased directly are converted. Other conversion features for any class of a Fund may be provided, as disclosed in the applicable Fund’s prospectus and in accordance with the provisions of the Rule and the Fund’s governing documents.

7.Disclosure. The classes of shares to be offered by each Fund, and the initial, asset-based or contingent deferred sales charges and other material distribution arrangements with respect to such classes, shall be disclosed in the prospectus and/or statement of additional information used to offer that class of shares. Such prospectus or statement of additional information shall be supplemented or amended to reflect any change(s) in classes of shares to be offered or in the material distribution arrangements with respect to such classes.

8.Independent Audit. The methodology and procedures for calculating the net asset value, dividends and distributions of each class shall be reviewed by an independent auditing firm (the “Expert”). At least annually, the Expert, or an appropriate substitute expert, will render a report to the Funds on policies and procedures placed in operation and tests of operating effectiveness as defined and described in SSAE 16 of the AICPA.

9.Rule 12b-1 Payments. The Treasurer of each Fund shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, the written report required by the 12b-1 Plan, if any, adopted pursuant to 1940 Act Rule 12b-1 for a class of shares of the Funds. The report shall include information on (i) the amounts expended pursuant to the 12b-1 Plan, (ii) the purposes for which such expenditures were made and (iii) the amount of the Distributor’s unreimbursed distribution costs (if recovery of such costs in future periods is permitted by that Plan), taking into account Plan payments and contingent deferred sales charges paid to the Distributor.

10.Conflicts. On an ongoing basis, the Trustees of the Trust, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Funds for the existence of any material conflicts among the interests of the classes. The Advisor and the Distributor will be responsible for reporting any potential or existing conflicts to the Trustees. In the event a conflict arises, the Trustees shall take such action as they deem appropriate.

11.Effectiveness and Amendment. This Plan, as amended, takes effect as of the date first shown above. This Plan, as amended, has been approved by a majority vote of the Board of the Trust and of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”) at a meeting called for the Trust upon a finding that the Plan as amended, including the expense allocation, is in the best interests of each class and each Fund as a whole. Prior to any material amendment to the Plan, the Board of the Trust shall request and evaluate, and the Distributor shall furnish, such information as may be reasonably necessary to evaluate such amendment, and a majority of the Board of the Trust and its Independent Trustees shall find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class and each Fund as a whole.

Adopted by the Board of Trustees of Guggenheim Funds Trust on February 10, 2015.

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Amy J. Lee Chief Legal Officer
Guggenheim Funds Trust